Exhibit 99.1

                    GLENOIT CORPORATION RECEIVES EXTENSION OF
                       FINANCING TERMS THROUGH JUNE, 2001

         New York, NY, January 5, 2001--Glenoit Corporation, its U.S. subsidiaries and its parent Glenoit Universal (collectively, "Glenoit") have concluded negotiations on a six month extension of Glenoit's current financing facility, through June 29, 2001. This extension will provide Glenoit with up to $12.0 million in additional seasonal financing during that period. Consistent with its financial projections, Glenoit has already repaid all post-bankruptcy borrowings to date.

         In addition, Glenoit, its lenders, and its primary unsecured creditors have reached an agreement for the continued employment of Glenoit's president and chief executive officer, Mr. Thomas J. O'Gorman. It is also anticipated that the United States Bankruptcy Court for the District of Delaware will approve his continued employment at a hearing scheduled for January 17, 2001.

         On December 21, 2000, the Bankruptcy Court granted interim approval of the financing extension, and a final hearing on the extension will also take place on January 17. In addition to customary financial requirements, one of the conditions to the continued financing is the appointment of a financial advisor by Glenoit by January 17, 2001. Glenoit's senior management has identified a financial advisor acceptable to its lenders and its primary unsecured creditors, and it is anticipated that the Bankruptcy Court will approve this appointment at the January 17 hearing, as well.

         Headquartered in New York City, Glenoit Corporation is a domestic manufacturer of small rugs, knit pile fabrics and an importer and manufacturer of home products such as quilts, comforters, shams, shower curtains, table linens, pillows and pillowcases with operations in North Carolina, Ohio, California and Canada.